Exhibit 99.8

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO ITEM 8.A.4 OF FORM 20-F

Date: March 8, 2024

In connection with the filing of a Registration Statement on Form F-4 (the “Registration Statement”) by the registrant MKDWELL Tech Inc., British Virgin Islands business company (the “PubCo”), relating to a proposed business combination between Cetus Capital Acquisition Corp., a Delaware corporation (“Cetus Capital”), MKDWELL Limited, British Virgin Islands business company (“MKD BVI”), MKD Technology Inc., a Taiwan corporation (“MKD Taiwan”) and the PubCo, pursuant to a Business Combination Agreement, dated as of June 20, 2023, by and among inter alia Cetus Capital, MKD Taiwan, MKD BVI and PubCo (as may be amended, supplemented, or otherwise modified from time to time, the “Agreement”), the PubCo represents to the Securities and Exchange Commission that:

1. The PubCo is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2. Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than 12 months at the date of filing the registration statement is impracticable and involves undue hardship for the PubCo, MKD BVI and MKD Taiwan.

3. At the time the Registration Statement is declared effective, the PubCo will have audited financial statements not older than fifteen months.

The PubCo is filing this representation as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

For and on behalf of

MKDWELL Tech Inc.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Chief Executive Officer